Exhibit 1












                           Independent Auditors' Consent




To the Program Administrators of the Savings Program for
Employees of Union Carbide Corporation and
Participating Subsidiary Companies:



We consent to incorporation by reference in the Registration Statement on Form S-8 (No. 33-38714) of Union Carbide Corporation of our report, dated June 24, 1994 relating to the statement of financial condition of the Savings Program for Employees of Union Carbide Corporation and Participating Subsidiary Companies as of December 31, 1993 and 1992 and the statements of income and changes in program equity for each of the years in the three-year period ended December 31, 1993 included in this annual report on Form 11-K.





                                        KPMG PEAT MARWICK



June 27, 1994
Stamford, Connecticut











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